Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
July 22, 2016

Thank you, Bill, good morning!

The second quarter operating results for TrinityRail were in line with our expectations and reflect the transition occurring as our team continues to adjust to weak railcar demand. The Rail Group delivered more than 6,000 railcars and a 12.8% operating margin during the quarter while simultaneously executing a challenging schedule of production line changeovers. The Leasing Group continued to expand our lease fleet and RIV platform by adding new railcars to our wholly-owned portfolio and selling leased railcars to institutional investors. Weak industrial end-user markets, a large overhang of idle North American railcars, and excess railcar industry manufacturing capacity continue to negatively impact new railcar orders and pressure lease fleet utilization and rates. TrinityRail is focused on aligning our production footprint to current demand conditions, implementing cost-reduction initiatives and maintaining lease fleet utilization.

Our Rail Group received orders for 2,910 railcars during the second quarter. We received orders from industrial shippers, lessors and railroads. The orders we received represent a mix of tank cars, open top and covered hoppers, and autoracks serving the chemical, petrochemical, agricultural, construction materials and automotive industries. These orders reflect pockets of demand within these industries and attrition of the aging North American railcar fleet. Our order backlog at the end of the second quarter was approximately 40,205 railcars, valued at $4.3 billion.

Our orders and backlog highlight the breadth of the TrinityRail product line and the manufacturing flexibility of our production footprint. With orders received in the second quarter, our entire planned 2016 production schedule of approximately 27,000 railcars is sold and we are focused on securing additional orders for 2017 production that maximize production continuity and enhance productivity. We do have the capacity to meet customer demand for additional 2016 railcar deliveries.

We have worked with our frac sand customers to defer deliveries of small cube covered hoppers in our backlog. In most cases, we have received economic consideration for deferring deliveries. We are monitoring this market very closely as sand producers are optimistic following the improvement in oil prices over the last quarter. Feedback from frac sand producers suggests that further strengthening of oil prices, in addition to new fracking techniques that require more sand usage per well, may trigger growth in sand demand. Their projections provide an optimistic view for a potential recovery in frac sand demand in late 2017 or early 2018.

Current railcar order inquiries remain consistent with the last few quarters. It is too early to indicate a market turnaround, but demand conditions seem to have stabilized at current levels. It is unlikely that a market turnaround will occur until industrial production levels improve and the overhang of surplus railcars is diminished. The current level of new order inquiries, as well as ongoing weak railcar industry fundamentals, suggest industry railcar production will decline in 2017.

During the second quarter, the Rail Group delivered 6,065 railcars, a 15% decline from the 1st quarter. As expected, our operating and financial performance was heavily impacted by the significant change in product mix delivered during the quarter and resulting inefficiencies brought on by major production line changeovers. For the second-half of 2016, we anticipate margins to improve slightly from this quarter’s level as our production plan stabilizes in the balance of the year, offset by lower pricing on recently sold 4th quarter production slots.

We are also making adjustments to our production capacity to align with lower railcar demand. Necessary capacity reductions must be implemented carefully to ensure we can deliver our backlog and still maintain the flexibility to pursue orders for a broad range of railcar types.

I am pleased with our maintenance services team’s performance completing our initial round of HM-251 modifications, for our lease fleet, and beginning in the second quarter, for third-parties. Our maintenance services facilities have been extremely busy providing regulatory and compliance services for our owned and managed fleets, as well. With our maintenance capacity expansion over the last two years, we are focused on bringing more of our lease fleet’s service requirements into TrinityRail facilities to better control costs and improve throughput.

Amidst the current railcar market conditions the significant scale of our lease fleet provides a unique platform for growth as well as a stable base of earnings and cash flow that helps mitigate declining manufacturing earnings. Lease fleet utilization at the end of the second quarter declined to 96.4% for our wholly owned fleet. The overhang of existing railcars in the marketplace and weak industrial market demand is placing pressure on renewals and causing declines in lease rates. However, certain markets are more pressured. During railcar market downturns, we typically focus on shorter lease terms on lease renewals in anticipation of repricing the leased railcar in a more favorable market environment.

During the quarter, the Leasing Group completed another sale of a portfolio of railcars to institutional investors within our RIV platform in the amount of $149 million. In the current market, we continue to balance and evaluate the economic returns generated by selling leased railcars to our RIV platform versus maintaining the leased railcars in our wholly owned portfolio. Our total owned and managed lease portfolio now stands at 99,690 railcars after the delivery of 2,470 leased railcars from our Rail Group and the second quarter RIV portfolio sale. Our committed leased railcar backlog of $1.2 billion will spur additional growth of our owned and managed lease portfolio in 2016 and next year.

In summary, TrintyRail’s operating and financial flexibility and leading market position give us confidence we can effectively adapt to rapidly changing market conditions. We are well prepared to execute in the current market environment. The investments we have made in our facilities, manufacturing processes, fleet maintenance capabilities and owned and managed lease fleet position us to elevate TrinityRail’s performance throughout the entire business cycle.

I will now turn it over to James for his remarks.